Exhibit 5.1

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

TELEPHONE: (713) 651-5151	FACSIMILE: (713) 651-5246

October 12, 2007

Rex Energy Corporation
1975 Waddle Road
State College, Pennsylvania 16803

Ladies and Gentlemen:

We have acted as counsel to Rex Energy Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 3,079,470 shares of the common stock, par value $0.001 per share, of the Company (the “Shares”) issuable upon exercise of Incentive and Nonqualified Stock Options (collectively, the “Options”) granted or to be granted under the Rex Energy Corporation 2007 Long-Term Incentive Plan (the “Plan”), as more fully described in the Registration Statement.

In connection with the opinions expressed herein, we have examined copies or originals of such certificates, instruments, documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:

(1)           the Registration Statement;

(2)           the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company; and

(3)           minutes and such other documents, records, certificates, memoranda and other instruments we have deemed necessary as a basis for the opinions expressed herein.

In rendering the opinions set forth below, we have assumed, without independent investigation, that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) each natural person signing any document reviewed by us had the legal capacity to do so, (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity, (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws, and (vi) the Company and its employees, officers, Board of Directors and any committees appointed to administer the Plan will comply with the terms of the Plan.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

Upon the issuance of the Shares in accordance with the terms and conditions of the Plan, including the receipt prior to issuance by the Company of the full consideration for the Shares (which consideration will be at least equal to the par value thereof), the Shares will be validly issued, fully paid and nonassessable shares of common stock of the Company.

The opinions expressed herein are based solely upon and limited to the federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the General Corporation Law of the State of Delaware and reported judicial interpretations of such law, and we express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.